Exhibit 99.1

October 13, 2020

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the company’s third quarter 2020 results. As we remain focused on our customers and our vision to be the bank of choice in Tennessee we continue to seek to maximize our earnings. We are pleased to report the following results of your company, as of September 30, 2020:

●	Assets as of September 30, 2020 were $3.26 billion, representing an increase of $462.4 million, or 16.55%, since December 31, 2019, and an increase of $497.8 million since September 30, 2019.
●	Our net income for the first nine months of the year was $29.59 million, up $1.5 million, or 5.41%, from the first nine months of 2019.
●	Earnings per share (EPS) for the first nine months of 2020 was $2.71, compared to $2.62 for the first nine months ended 2019.
●	The latest price at which the Company’s common stock has been traded was $57.75 per share.

We are proud of our performance despite the uncertainties this year has brought and are cautiously optimistic as we head into the fourth quarter of our fiscal year. Rest assured, we remain committed to our strategy of conservative management as we seek to protect our shareholders investment in our company.

To say this has been a most unusual year on many fronts is an understatement. Not being able to execute our community-centric strategy by supporting the events and fundraisers in the manner that we have in the past has been disappointing for our team. With that being said, it is known that limitation breeds innovation, and the current environment has given us the opportunity to find new and different ways to serve and support our customers and communities. Planning and budgeting is underway for the hopeful return of some of our signature events like Oktoberfest, Family Fun Days, and our Travel program. The key is we must remain flexible and focused as our communities, country, and world continue to evaluate both the short-term and long-term effects of the pandemic.

A few key areas of focus for us in the fourth quarter include:

1.	The forgiveness aspects of the over $84 million in loans we made to our customers as part of the PPP Loan Program.
2.	Capitalizing on the great momentum in our mortgage division; and,
3.	Accelerating our digital offerings and capabilities.

Our leadership and bank team continue to shine by developing new and different ways to serve our customer’s needs. Our lobbies are open as we make every effort to protect you and our employees by continuing to use prudent sanitary measures. As a company we strive to be consistent in the service we offer and the care that our customers have come to know and love us for. We remain committed to being here for them today and tomorrow as challenges arise.

Thanks for your support and continuing referrals to help build our business. We know that great things will continue to happen if management, employees, directors, and you, our shareholders, continue to work together. There is no doubt that our loyal customers, shareholder base, and employees are the key to our future.

Sincerely,

John C. McDearman, III	Tony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company